Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES

PITTSBURGH, March 22, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that it has submitted redemption notices to the property trustees for redemption on April 25, 2012 of the following trust preferred securities: a) $300,000,000 of capital securities issued by the PNC Capital Trust D (the “PNC Capital Securities”) (NYSE: PNU) (CUSIP 69350H202) and b) $6,000,000 of 10.18% MMCapSsm capital securities issued by Yardville Capital Trust III (the “Yardville Capital Securities”).

The PNC Capital Securities have a current distribution rate of 6.125 percent and a maturity date of Dec. 15, 2033. The redemption price will be $25 per PNC Capital Security plus any accrued and unpaid distributions to the redemption date. The Yardville Capital Securities have a current distribution rate of 10.18% and a maturity date of June 8, 2031. The redemption price will be $1,050.90 per $1,000.00 in liquidation amount plus any accrued and unpaid distributions to the redemption date. The redemption is consistent with the capital plan submitted to the Board of Governors of the Federal Reserve and will be funded with available cash.

The paying agent for the PNC Capital Securities is Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC 60–2710, New York, New York 10005. The paying agent for the Yardville Capital Securities is Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, DE 19890.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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